August 20, 2026

Board of Trustees, New York Life Investments Funds Trust 51 Madison Avenue New York, NY 10010

Re: New York Life Investments Funds Trust

 (File Nos. 333-160918 and 811-22321)

Ladies and Gentlemen:

We have acted as counsel for New York Life Investments Funds Trust1 (the “Trust”), a statutory trust duly organized and validly existing under the laws of the State of Delaware, in connection with the Trust’s Registration Statement on Form N-1A under the Securities Act of 1933, as amended (the “1933 Act”), and under the Investment Company Act of 1940, as amended (the “1940 Act”) (the “Registration Statement”), relating to the issuance and sale by the Trust of an indefinite number of shares of beneficial interest of Investor Class, Class A, Class C, Class I, Class R3, Class R6 and SIMPLE Class shares, as applicable, of NYLI CBRE Global Infrastructure Fund, NYLI CBRE Real Estate Fund, NYLI Conservative ETF Allocation Fund, NYLI Moderate ETF Allocation Fund, NYLI Growth ETF Allocation Fund and NYLI Equity ETF Allocation Fund, par value $0.001 per share (the “Shares”). We have examined such governmental and corporate certificates and records as we have deemed necessary in order to render this opinion and Post-Effective Amendment No. 202 to the Registration Statement under the 1933 Act, and we are familiar with the Trust’s Amended and Restated Declaration of Trust and its Amended and Restated By-Laws.

Based upon the foregoing, we are of the opinion that the Shares, as currently divided into series and classes, all in accordance with the Trust’s Amended and Restated Declaration of Trust, proposed to be sold pursuant to Post-Effective Amendment No. 202 to the Registration Statement, filed with the Securities and Exchange Commission and when made effective, will have been validly authorized and, when sold in accordance with the terms of Post-Effective Amendment No. 202 and the requirements of applicable federal and state law and delivered by the Trust against receipt of the net asset value of the Shares, as described in Post-Effective Amendment No. 202, will be legally and validly issued and will be fully paid and non-assessable by the Trust.

1 Effective August 28, 2026, the name of the Trust will change to NYLIM Funds Trust.

August 20, 2026

The opinions expressed herein are limited to the laws of the State of Delaware and the federal securities laws of the United States. We express no opinion herein with respect to the effect or applicability of the law of any other jurisdiction. We express no opinion as to any other matter other than as expressly set forth above and no other opinion is intended or may be inferred herefrom. The opinions expressed herein are given as of the date hereof.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to Post-Effective Amendment No. 202 to the Registration Statement, and to the use of our name in the Trust’s prospectus and Statement of Additional Information to be included in Post-Effective Amendment No. 202 to the Registration Statement. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act and the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP

Dechert LLP